Exhibit 4.1
AMENDMENT
TO
SHAREHOLDER RIGHTS AGREEMENT
     This Amendment to Shareholders Rights Agreement (the “Agreement”) is entered into as of March 10, 2008, by and between Massbank Corp. a Delaware corporation (the “Company”), and American Stock Transfer and Trust Company, a New York banking corporation (“AST”).
WITNESSETH:
     WHEREAS, the Company is party to that certain Shareholder Rights Agreement (the “Rights Agreement”) with AST (as successor to BankBoston, N.A., and Computershare), as rights agent. All capitalized terms used herein and not otherwise defined shall having the meaning ascribed to them in the Rights Agreement;
     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may prior to a Section 11(a)(ii) Event supplement or amend the Rights Agreement without the approval of any holders of certificates representing shares of common stock of the Company; and
     WHEREAS, the Company now desires to amend the Rights Agreement as set forth in this Amendment, and pursuant to Section 27 of the Rights Agreement, the Company hereby directs that the Rights Agreement should be amended as set forth in this Amendment.
     NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:
     1. Amendments to Section 1.
          (a) Section 1 of the Rights Agreement is hereby amended by adding the following definitions:
     (kk) “Merger” shall have the meaning set forth in the Merger Agreement.
     (ll) “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of March 10, 2008, by and among the Buyer, Buyer Bank, Merger Sub, the Company and Company Bank, as may be amended from time to time.
     (mm) “Voting Agreement” shall mean the Voting Agreement, dated as of March 10, 2008 by and between certain holders of one or more shares of Company common stock and Buyer.
     (nn) “Buyer” shall mean Eastern Bank Corporation, a Massachusetts chartered mutual bank holding company.
     (oo) “Buyer Bank” shall mean Eastern Bank, a Massachusetts-chartered savings bank and wholly owned subsidiary of Buyer.

     (pp) “Merger Sub” shall mean, Minuteman Acquisition Corp. a Delaware Corporation and wholly owned subsidiary of Buyer.
     (qq) “Company Bank” shall mean Massbank, a Massachusetts-chartered savings bank and wholly owned subsidiary of the Company.
          (b) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence at the end thereof:
“Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of (i) the execution and delivery of the Merger Agreement, (ii) the execution and delivery of the Voting Agreements, (iii) the consummation of the Merger and (iv) the consummation of the other transactions contemplated in the Merger Agreement shall be deemed to result in Buyer, Buyer Bank or Merger Sub becoming an Acquiring Person.”
          (c) The definition of “Stock Acquisition Date” in Section 1(gg) of the Rights Agreement is hereby amended by inserting the following sentence at the end thereof:
“Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of (i) the execution and delivery of the Merger Agreement, (ii) the execution and delivery of the Voting Agreements, (iii) the consummation of the Merger and (iv) the consummation of the other transactions contemplated in the Merger Agreement shall be deemed to result in a Stock Acquisition Date.”
          2. Amendment to Section 3(a). Section 3(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, none of (i) the execution and delivery of the Merger Agreement, (ii) the execution and delivery of the Voting Agreement; (iii) the consummation of the Merger and (iv) the consummation of the other transactions contemplated in the Merger Agreement shall be deemed to result in a Distribution Date.”
          3. Amendment to Section 7(a). The first sentence of Section 7(a) of the Rights Agreement is hereby amended to read as follows:
“(a) Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the

Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Exercise Price for the total number of one one-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercised, at or prior to the earlier of (i) the Close of Business on the tenth anniversary of the Record Date (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which such Rights are exchanged as provided in Section 24 hereof and (iv) the Effective Time (as defined in the Merger Agreement) (the earlier of (i), (ii), (iii) or (iv) being herein referred to as the “Expiration Date”).”
          4. Amendment to Section 11. Section 11(a)(ii) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, (i) the execution and delivery of the Merger Agreement, (ii) the execution and delivery of the Voting Agreement; (iii) the consummation of the Merger and (iv) the consummation of the other transactions contemplated in the Merger Agreement shall not be deemed to be a Section 11(a)(ii) Event and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 11(a)(ii).”
          5. Amendment to Section 13. Section 13 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, (i) the execution and delivery of the Merger Agreement, (ii) the execution and delivery of the Voting Agreement, (iii) the consummation of the Merger and (iv) the consummation of the other transactions contemplated in the Merger Agreement shall not be deemed to be a Section 13 Event and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 13.”
          6. Effectiveness. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

          7. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.
          8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.
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     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

MASSBANK CORP.

Attest:

/s/ Reginald E. Cormier	By:	/s/ Gerard H. Brandi

Name: Reginald E. Cormier	Name: Gerard H. Brandi
Title: Senior Vice President,	Title: President and Chief Executive Officer
Treasurer and CFO

AMERICAN STOCK TRANSFER & TRUST COMPANY

Attest:

/s/ Susan Silber	By:	/s/ Herbert J. Lemmer
Name: Susan Silber	Name: Herbert J. Lemmer
Title: Assistant Secretary	Title: Vice President

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